Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc. on Form S-3 (File No. 333-235509), Form S-8 (File No. 333-233731) pertaining to Amended 2016 Equity Incentive Plan, Form S-3 (File No. 333-231526), Form S-8 (File No. 333-227425) pertaining to 2016 Equity Incentive Plan, as amended and restated, Form S-8 (File No. 333-218082) pertaining to 2016 Equity Incentive Plan, Form S-8 (File No. 333-206996) pertaining to 2006 Equity Incentive Plan, Form S-8 (File No. 333-187197) pertaining to 2006 Equity Incentive Plan and 2012 Independent Director Equity Plan, Form S-8 (File No. 333-171564) pertaining to 2006 Equity Incentive Plan, Form S-8 (File No. 333-140668) pertaining to 2006 Equity Incentive Plan, Form S-8 (File No. 333-82900) pertaining to Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non- Qualified Independent Director Stock Option Agreement, Form S-3 (File No. 333-227426), Form S-3, as amended (File No. 333-215638), and Form S-3, as amended (File No. 333-212314) of our report dated March 23, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ThermoGenesis Holdings, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of ThermoGenesis Holdings, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases due to the adoption of the guidance in ASC Topic 842 effective January 1, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 23, 2020